Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF

SERIES BB CONVERTIBLE PREFERRED STOCK

OF

PRESSURE BIOSCIENCES, INC.

(PURSUANT TO SECTION 6.02 OF

THE MASSACHUSETTS BUSINESS CORPORATION ACT,

CHAPTER 156D

OF THE MASSACHUSETTS GENERAL LAWS)

1. Series BB Preferred Stock Designation and Rank.

(a) Designation. The designation of such series of the Preferred Stock shall be the Series BB Convertible Preferred Stock, par value $0.01 per share (the “Series BB Preferred Stock”). The maximum number of shares of Series BB Preferred Stock shall be One Thousand (1,000) shares.

(b) Rank. The Series BB Preferred Stock shall rank prior to the common stock, par value $0.01 per share (the “Common Stock”) of Pressure BioSciences, Inc. (the

“Company”), and subordinate to the Series AA and Series CC Preferred Stock, and to all other classes and series of equity securities of the Company which by its terms does not rank on a parity with or senior to the Series BB Preferred Stock (“Junior Stock”). The Series BB Preferred Stock shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

2. Dividends.

(a) Dividends. The holders of shares of the Series BB Preferred Stock shall not be entitled to receive dividends.

3. Voting Rights.

(a) General Voting Rights. The Series BB Preferred Stock shall have, upon issuance, all of the same voting rights as other issued and outstanding Common Stock of the Company. Each share of Series BB Preferred Stock shall vote based upon the number of Conversion Shares to which they are entitled. The Common Stock into which the Series BB Preferred Stock is convertible shall, upon issuance, have all of the same voting rights as other issued and outstanding Common Stock of the Company.

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4. Conversion. The holder of Series BB Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

(a) Right to Convert. At any time on or after the Issuance Date, the holder of any such shares of Series BB Preferred Stock may, at such holder’s option, subject to the limitations set forth in Section 6 herein, elect to convert (a “Voluntary Conversion”) all or any portion of the shares of Series BB Preferred Stock held by such person into a number of fully paid and nonassessable shares of Common Stock (the “Conversion Shares”) in accordance with the Conversion Ratio (as defined in Section 4(d)). The Company shall keep written records of the conversion of the shares of Series BB Preferred Stock converted by each holder. A holder shall be required to deliver the original certificates representing the shares of Series BB Preferred Stock upon complete conversion of the Series BB Preferred Stock.

(b) Mechanics of Conversion. The Voluntary Conversion of Series BB Preferred Stock shall be conducted in the following manner:

(i) Holder’s Delivery Requirements. To convert Series BB Preferred Stock into full shares of Common Stock on any date (the “Voluntary Conversion Date”), the holder thereof shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., New York time on such date, a copy of a fully executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”), to the Company, and (B) with respect to the final conversion of shares of Series BB Preferred Stock held by any holder, such holder shall surrender to a common carrier for delivery to the Company as soon as practicable following such Conversion Date but in no event later than five (5) business days after such date the original certificates representing the shares of Series BB Preferred Stock being converted (or an indemnification undertaking with respect to such shares in the case of their loss, theft or destruction) (the “Preferred Stock Certificates”).

(ii) Company’s Response. Within ten (10) business days following the Conversion Notice delivery date (the “Registered Share Delivery Date”), the Company shall transmit the shares of Common Stock to the holder by crediting the account of the holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the shares to or resale of the shares by the holder. Within ten (10) business days following the Conversion Notice delivery date (the “144 Share Delivery Date”), the Company shall transmit the shares of Common Stock to the holder by crediting the account of the holder’s prime broker with The Depository Trust Company through the DWAC system if the Company is then a participant in such system and the shares are eligible for resale by the holders without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the holder. In case of conversion under this Section 4 of only a part of the shares of Series BB Preferred Stock represented by a certificate surrendered to the Company, the Company shall issue and deliver a new certificate for the number of shares of Series BB Preferred Stock which have not been converted, upon receipt of the original certificate or certificates representing shares of Series BB Preferred Stock so converted. Until such time as the certificate or certificates representing shares of Series BB Preferred Stock that have been converted are surrendered to the Company and a certificate or certificates representing the Common Stock into which such shares of Series BB Preferred Stock have been converted have been issued and delivered, the certificate or certificates representing the shares of Series BB Preferred Stock which have been converted shall represent the shares of Common Stock into which such shares of Series BB Preferred Stock have been converted. The Company shall pay all documentary, stamp, or similar issue or transfer tax due on the issue of shares of Common Stock issuable upon conversion of the Series BB Preferred Stock.

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(iii) Dispute Resolution. In the case of a dispute as to the arithmetic calculation of the number of shares of Common Stock to be issued upon conversion, the Company shall promptly issue to the holder the number of shares of Common Stock that is not disputed and shall submit the arithmetic calculations to the holder via facsimile as soon as possible, but in no event later than three (3) business days after receipt of such holder’s Conversion Notice. If such holder and the Company are unable to agree upon the arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion within three (3) business day of such disputed arithmetic calculation being submitted to the holder, then the Company shall within three (3) business day submit via facsimile the disputed arithmetic calculation of the number of shares of Common Stock to be issued upon such conversion to the Company’s independent, outside accountant. The Company shall cause the accountant to perform the calculations and notify the Company and the holder of the results no later than seventy-two (72) hours from the time it receives the disputed calculations. Such accountant’s calculation shall be binding upon all parties absent manifest error. The reasonable expenses of such accountant in making such determination shall be paid by the Company, in the event the holder’s calculation was correct, or by the holder, in the event the Company’s calculation was correct, or equally by the Company and the holder in the event that neither the Company’s or the holder’s calculation was correct. The period of time in which the Company is required to effect conversions under this Certificate of Designation shall be tolled with respect to the subject conversion pending resolution of any dispute by the Company made in good faith and in accordance with this Section 4(b)(iii).

(iv) Record Holder. The person or persons entitled to receive the shares of Common Stock issuable upon a conversion of the Series BB Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v) Company’s Failure to Timely Convert. If within ten (10) business days of the Company’s receipt of the Conversion Notice (the “Share Delivery Period”) the Company shall fail to issue and deliver to a holder the undisputed number of shares of Common Stock to which such holder is entitled upon such holder’s conversion of the Series BB Preferred Stock (a “Conversion Failure”), in addition to all other available remedies which such holder may pursue, the Company shall pay additional damages to such holder on each business day after such tenth (10th) business day that such conversion is not timely effected, then such failed delivery of stock shall bear a penalty of 2% per month (prorated for partial months) of the total value of the VWAP of the shares until such payments are made. “VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the principal market or exchange during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and the holder. If the Company and the holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved in accordance with the procedures in Section 4(b)(iii) above. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

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(c) Company Forced Conversion. The Company shall have the right, subject to satisfaction of the conditions in this Section 4(c), to cause the conversion of all shares of Series BB Preferred Stock into Common Stock (“Forced Conversion”). The Company shall deliver prior written notice to the Holder at least ten (10) business days (“Forced Conversion Notice”) prior to the effective date (the “Forced Conversion Effective Date”) of such Forced Conversion. Following the effectiveness of a registration statement permitting the resale of the Conversion Shares held by holders of the Series BB Preferred Stock the Company may effectuate a Forced Conversion if either of the following conditions are satisfied as of the Forced Conversion Effective Date: (i) the VWAP of the Common Stock shall equal or exceed 300% of $2.50 (with such dollar figure to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction that affects the share price of the Common Stock) for either 10 consecutive trading days, or 15 of 25 consecutive trading days immediately preceding the date of the Forced Conversion Notice; or (ii) listing of the Common Stock on any national securities exchange (NYSE, NYSE American or Nasdaq). The Company shall not have an obligation to register the Conversion Shares of the shares of Series BB Preferred Stock that are issued pursuant to any exchange of previously issued securities.

Upon any Forced Conversion, all accrued but unpaid fees, if any, shall be paid and the Company shall transmit the shares of Common Stock to the holder by crediting the account of the holder’s prime broker with The Depository Trust Company through DWAC if the Company is then a participant in such system, and otherwise by physical delivery to the holder. If within ten (10) business days of the Forced Conversion Effective Date, the Company shall fail to issue and deliver to a holder the number of shares of Common Stock to which such holder is entitled upon such Forced Conversion, in addition to all other available remedies which such holder may pursue, the Company shall pay additional damages to such holder on each business day after such tenth (10th) business day that such conversion is not timely effected in an amount equal to the formula stated in Section 4(b)(v).

If any shares of Series BB Preferred Stock cannot be fully converted into Common Stock of the Company upon a Forced Conversion due to the Conversion Restriction, such shares of Series BB Preferred Stock shall remain unconverted.

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(d) Conversion Ratio. The term “Conversion Ratio” shall mean the following formula: each share of Series BB Preferred Stock shall be equal to ten thousand (10,000) shares of the Common Stock, subject to adjustment under Section 4(e) hereof.

(e) Adjustments of Conversion Ratio.

(i) Adjustments for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Issuance Date, effect a stock split of the outstanding Common Stock, the Conversion Ratio shall be proportionately decreased. If the Company shall at any time or from time to time after the Issuance Date, combine the outstanding shares of Common Stock, the Conversion Ratio shall be proportionately increased. Any adjustments under this Section 4(e)(i) shall be effective at the close of business on the date the stock split or combination occurs.

(ii) Adjustments for Certain Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in shares of Common Stock, then, and in each event, the Conversion Ratio shall be decreased as of the time of such issuance or, in the event such record date shall have been fixed, as of the close of business on such record date, by multiplying, as applicable, the Conversion Ratio then in effect by a fraction:

(1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution.

(iii) Adjustment for Other Dividends and Distributions. If the Company shall at any time or from time to time after the Issuance Date, make or issue or set a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then, and in each event, an appropriate revision to the applicable Conversion Ratio shall be made and provision shall be made (by adjustments of the Conversion Ratio or otherwise) so that the holders of Series BB Preferred Stock shall receive upon conversions thereof, in addition to the number of shares of Common Stock receivable thereon, the number of securities of the Company which they would have received had their Series BB Preferred Stock been converted into Common Stock immediately prior to such event (or the record date for such event, if applicable) and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities (together with any distributions payable thereon during such period), giving application to all adjustments called for during such period under this Section 4(e)(iii) with respect to the rights of the holders of the Series BB Preferred Stock.

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(iv) Adjustments for Reclassification, Exchange or Substitution. If the Common Stock issuable upon conversion of the Series BB Preferred Stock at any time or from time to time after the Issuance Date shall be changed to the same or different number of shares of any class or classes of stock, whether by reclassification, exchange, substitution or otherwise (other than by way of a stock split or combination of shares or stock dividends provided for in Sections 4(e)(i), (ii) and (iii), or a reorganization, merger, consolidation, or sale of assets provided for in Section 4(e)(v)), then, and in each event, an appropriate revision to the Conversion Ratio shall be made and provisions shall be made (by adjustments of the Conversion Ratio or otherwise) so that the holder of each share of Series BB Preferred Stock shall have the right thereafter to convert such share of Series BB Preferred Stock into the kind and amount of shares of stock and other securities receivable upon reclassification, exchange, substitution or other change, by holders of the number of shares of Common Stock into which such share of Series BB Preferred Stock might have been converted immediately prior to such reclassification, exchange, substitution or other change, all subject to further adjustment as provided herein.

(v) Adjustments for Reorganization, Merger, Consolidation or Sales of Assets. If at any time or from time to time after the Issuance Date there shall be a capital reorganization of the Company (other than by way of a stock split or combination of shares or stock dividends or distributions provided for in Section 4(e)(i), (ii) and (iii), or a reclassification, exchange or substitution of shares provided for in Section 4(e)(iv)), or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties or assets to any other person (an “Organic Change”), then as a part of such Organic Change an appropriate revision to the Conversion Ratio shall be made and provision shall be made (by adjustments of the Conversion Ratio or otherwise) so that the holder of each share of Series BB Preferred Stock shall have the right thereafter to convert such share of Series BB Preferred Stock into the kind and amount of shares of stock and other securities or property of the Company or any successor corporation resulting from the Organic Change as the holder would have received as a result of the Organic Change and if the holder had converted its Series BB Preferred Stock into the Company’s Common Stock prior to the Organic Change. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(e)(v) with respect to the rights of the holders of the Series BB Preferred Stock after the Organic Change to the end that the provisions of this Section 4(e)(v) (including any adjustment in the Conversion Ratio then in effect and the number of shares of stock or other securities deliverable upon conversion of the Series BB Preferred Stock) shall be applied after that event in as nearly an equivalent manner as may be practicable.

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(vi) Consideration for Stock. In case any shares of Common Stock or convertible securities other than the Series BB Preferred Stock, or any rights or warrants or options to purchase any such Common Stock or Convertible securities, shall be issued or sold in connection with any merger or consolidation in which the Company is the surviving corporation (other than any consolidation or merger in which the previously outstanding shares of Common Stock of the Company shall be changed to or exchanged for the stock or other securities of another corporation), the amount of consideration therefor shall be deemed to be the fair value, as determined reasonably and in good faith by the Board of Directors of the Company, of such portion of the assets and business of the non-surviving corporation as such Board may determine to be attributable to such shares of Common Stock, Convertible securities, rights or warrants or options, as the case may be.

(vii)(Record Date. In case the Company shall take record of the holders of its Common Stock or any other Preferred Stock for the purpose of entitling them to subscribe for or purchase Common Stock or Convertible securities, then the date of the issue or sale of the shares of Common Stock shall be deemed to be such record date.

(f) No Impairment. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith, assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series BB Preferred Stock against impairment. In the event a holder shall elect to convert any shares of Series BB Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, unless, an injunction from a court, on notice, restraining and/or enjoining conversion of all or of said shares of Series BB Preferred Stock shall have been issued.

(g) Certificates as to Adjustments. Upon occurrence of each adjustment or readjustment of the Conversion Ratio or number of shares of Common Stock issuable upon conversion of the Series BB Preferred Stock pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series BB Preferred Stock a certificate setting forth such adjustment and readjustment, showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon written request of the holder of such affected Series BB Preferred Stock, at any time, furnish or cause to be furnished to such holder a like certificate setting forth such adjustments and readjustments, the Conversion Ratio in effect at the time, and the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon the conversion of a share of such Series BB Preferred Stock. Notwithstanding the foregoing, the Company shall not be obligated to deliver a certificate unless such certificate reflects an increase or decrease of at least one percent of such adjusted amount.

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(h) Issue Taxes. The Company shall pay any and all issue and other taxes, excluding federal, state or local income taxes, that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series BB Preferred Stock pursuant thereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

(i) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or three (3) business days following being mailed by certified or registered mail, postage prepaid, return-receipt requested, addressed to the holder of record at its address appearing on the books of the Company. The Company will give written notice to each holder of Series BB Preferred Stock at least twenty (20) days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Organic Change, dissolution, liquidation or winding-up and in no event shall such notice be provided to such holder prior to such information being made known to the public. The Company will also give written notice to each holder of Series BB Preferred Stock at least twenty (20) days prior to the date on which any Organic Change, dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to such holder prior to such information being made known to the public.

(j) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the Series BB Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall at its option either (i) pay cash equal to the product of such fraction multiplied by the average of the VWAP of the Common Stock for the five (5) consecutive trading days immediately preceding the Voluntary Conversion Date, or (ii) in lieu of issuing such fractional shares issue one additional whole share to the holder.

(k) Reservation of Common Stock. The Company shall, so long as any shares of Series BB Preferred Stock are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series BB Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series BB Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 120% of the number of shares of Common Stock for which the shares of Series BB Preferred Stock are at any time convertible (without regard to the limitations on conversion set forth in Section 6 hereof). The initial number of shares of Common Stock reserved for conversions of the Series BB Preferred Stock and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Series BB Preferred Stock based on the number of shares of Series BB Preferred Stock held by each holder at the time of issuance of the Series BB Preferred Stock or increase in the number of reserved shares, as the case may be. In the event a holder shall sell or otherwise transfer any of such holder’s shares of Series BB Preferred Stock, each transferee shall be allocated a pro rata portion of the number of reserved shares of Common Stock reserved for such transferor. Any shares of Common Stock reserved, and which remain allocated to any person or entity which does not hold any shares of Series BB Preferred Stock, shall be allocated to the remaining holders of Series BB Preferred Stock, pro rata based on the number of shares of Series BB Preferred Stock then held by such holder.

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(l) Retirement of Series BB Preferred Stock. Conversion of Series BB Preferred Stock shall be deemed to have been effected on the applicable Voluntary Conversion Date or upon the Forced Conversion Effective Date. The Company shall keep written records of the conversion of the shares of Series BB Preferred Stock converted by each holder. Each holder shall be required to deliver the original certificates representing the shares of Series BB Preferred Stock upon complete conversion of the Series BB Preferred Stock.

(m) Regulatory Compliance. If any shares of Common Stock to be reserved for the purpose of conversion of Series BB Preferred Stock require registration or listing with or approval of any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise before such shares may be validly issued or delivered upon conversion, the Company shall, at its sole cost and expense, in good faith and as expeditiously as possible, endeavor to secure such registration, listing or approval, as the case may be.

5. No Preemptive Rights. No holder of the Series BB Preferred Stock shall be entitled to rights to subscribe for, purchase or receive any part of any new or additional shares of any class, whether now or hereinafter authorized, or of bonds or debentures, or other evidences of indebtedness convertible into or exchangeable for shares of any class, but all such new or additional shares of any class, or any bond, debentures or other evidences of indebtedness convertible into or exchangeable for shares, may be issued and disposed of by the Board of Directors on such terms and for such consideration (to the extent permitted by law), and to such person or persons as the Board of Directors in their absolute discretion may deem advisable.

6. Conversion Restriction.

Notwithstanding anything to the contrary set forth in Section 4 of this Certificate of Designation, at no time may a holder of shares of Series BB Preferred Stock convert shares of the Series BB Preferred Stock if the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by such holder at such time, the number of shares of Common Stock which would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) in excess of 4.99% of all of the Common Stock outstanding at such time (the “Conversion Restriction”); provided, however, that upon a holder of Series BB Preferred Stock providing the Company with sixty-one (61) days’ notice (pursuant to Section 4(i) hereof) (the “Waiver Notice”) that such holder would like to waive Section 6 of this Certificate of Designation with regard to any or all shares of Common Stock issuable upon conversion of Series BB Preferred Stock, this Section 6 shall be of no force or effect with regard to those shares of Series BB Preferred Stock referenced in the Waiver Notice.

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7. Inability to Fully Convert.

(a) Holder’s Option if Company Cannot Fully Convert. If, upon the Company’s receipt of a Conversion Notice, the Company cannot issue shares of Common Stock registered for resale or such shares cannot be sold pursuant to Rule 144 for any reason, including, without limitation, because the Company (x) does not have a sufficient number of shares of Common Stock authorized and available, (y) is otherwise prohibited by applicable law or by the rules or regulations of any stock exchange, interdealer quotation system or other self-regulatory organization with jurisdiction over the Company or its securities from issuing all of the Common Stock which is to be issued to a holder of Series BB Preferred Stock pursuant to a Conversion Notice or (z) fails to have a sufficient number of shares of Common Stock registered for resale in such holder’s name, then the Company shall issue as many shares of Common Stock as it is able to issue in accordance with such holder’s Conversion Notice and pursuant to Section 4(b)(ii) above and, with respect to the unconverted Series BB Preferred Stock, the holder, solely at such holder’s option, can elect, in addition to other remedies available to such holder, within five (5) business days after receipt of notice from the Company thereof to:

(i) if the Company’s inability to fully convert Series BB Preferred Stock pursuant to Section 7(a)(z) above, require the Company to issue restricted shares of Common Stock in accordance with such holder’s Conversion Notice and pursuant to Section 4(b)(ii) above;

(ii) void its Conversion Notice and retain or have returned, as the case may be, the shares of Series BB Preferred Stock that were to be converted pursuant to such holder’s Conversion Notice (provided that a holder’s voiding its Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice).

In the event a Holder shall elect to convert any shares of Series BB Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, violation of an agreement to which such Holder is a party or for any reason whatsoever, unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or of said shares of Series BB Preferred Stock shall have issued and the Company posts a surety bond for the benefit of such Holder in an amount equal to 130% of the amount of shares of Series BB Preferred Stock the Holder has elected to convert, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

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(b) Mechanics of Fulfilling Holder’s Election. The Company shall immediately send via facsimile to a holder of Series BB Preferred Stock, upon receipt of a facsimile copy of a Conversion Notice from such holder which cannot be fully satisfied as described in Section 7(a) above, a notice of the Company’s inability to fully satisfy such holder’s Conversion Notice (the “Inability to Fully Convert Notice”). Such Inability to Fully Convert Notice shall indicate (i) the reason why the Company is unable to fully satisfy such holder’s Conversion Notice and (ii) the number of Series BB Preferred Stock which cannot be converted. Such holder shall notify the Company of its election pursuant to Section 7(a) above by delivering written notice via email or facsimile to the Company (“Notice in Response to Inability to Convert”).

(c) Pro-rata Conversion. In the event the Company receives a Conversion Notice from more than one holder of Series BB Preferred Stock on the same day and the Company can convert some, but not all, of the Series BB Preferred Stock pursuant to this Section 7, the Company shall convert from each holder of Series BB Preferred Stock electing to have Series BB Preferred Stock converted t such time an amount equal to such holder’s pro-rata amount (based on the number shares of Series BB Preferred Stock held by such holder relative to the number shares of Series BB Preferred Stock outstanding) of all shares of Series BB Preferred Stock being converted at such time.

8. Lost or Stolen Certificates. Upon receipt by the Company of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the shares of Series BB Preferred Stock, and, in the case of loss, theft or destruction, of any indemnification undertaking by the holder to the Company and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new preferred stock certificate(s) of like tenor and date.

9. Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designation shall be cumulative and in addition to all other remedies available under this Certificate of Designation, at law or in equity (including a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designation. Amounts set forth or provided for herein with respect to payments, conversion, and the like (and the computation thereof) shall be the amounts to be received by the holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the holders of the Series BB Preferred Stock and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the holders of the Series BB Preferred Stock shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

10. Specific Shall Not Limit General; Construction. No specific provision contained in this Certificate of Designation shall limit or modify any more general provision contained herein. This Certificate of Designation shall be deemed to be jointly drafted by the Company and all initial purchasers of the Series BB Preferred Stock and shall not be construed against any person as the drafter hereof.

11. Failure or Indulgence Not Waiver. No failure or delay on the part of a holder of Series BB Preferred Stock in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power, or privilege.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 26th day of April 2023.

Name:	Richard Schumacher

Title:	Chief Executive Officer

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EXHIBIT I

PRESSURE BIOSCIENCES, INC.

CONVERSION NOTICE

Reference is made to the Certificate of Designation of the Relative Rights and Preferences of the Series BB Preferred Stock of Pressure BioSciences, Inc. (the “Certificate of Designation”). In accordance with and pursuant to the Certificate of Designation, the undersigned hereby elects to convert the number of shares of Series BB Preferred Stock, par value $0.01 per share (the “Preferred Shares”), of Pressure BioSciences, Inc., a Massachusetts corporation (the “Company”), indicated below into shares of Common Stock, par value $0.01 per share (the “Common Stock”), of the Company, by tendering the stock certificate(s) representing the share(s) of Preferred Shares specified below as of the date specified below.

Date of Conversion:

Number of Preferred Shares to be converted: _______

Stock certificate no(s). of Preferred Shares to be converted: ______

The Common Stock have been sold pursuant to the Registration Statement (as defined in the Registration Rights Agreement): YES ____          NO____

The holder wishes to exercise on a cashless basis: YES ____           NO____

Please confirm the following information:

Conversion Ratio:

Number of shares of Common Stock
to be issued:

Number of shares of Common Stock beneficially owned or deemed beneficially owned by the Holder on the Date of Conversion determined in accordance with Section 16 of the Securities Exchange Act of 1934, as amended:_____________________________

Please issue the Common Stock into which the Preferred Shares are being converted and, if applicable, any check drawn on an account of the Company in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

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